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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                        FILED PURSUANT TO SECTION 8(a) OF
                       THE INVESTMENT COMPANY ACT OF 1940

          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name: FLOATING RATE INCOME STRATEGIES FUND II, INC.


Address of Principal Business Office (No. & Street, City, State, and Zip Code):

          FLOATING RATE INCOME STRATEGIES FUND II, INC.
          800 Scudders Mill Road
          Plainsboro, New Jersey 08536

Telephone Number (including area code): (609) 282-2800

Name and Address of Agent for Service of Process:

          Terry K. Glenn
          800 Scudders Mill Road
          Plainsboro, New Jersey 08536

Check Appropriate Box:

          Registrant is filing a Registration Statement pursuant to
          Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

          YES [X]                                            NO [_]

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                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Plainsboro and State of New Jersey on the 6th day of November, 2003.

                                   FLOATING RATE INCOME STRATEGIES FUND II, INC.




                                   By:     /s/ Phillip S. Gillespie
                                       -----------------------------------------
                                        Name: Phillip S. Gillespie
                                        Title: President

Attest:     /s/ Brian D. Stewart
        -------------------------------
        Name: Brian D. Stewart
        Title: Secretary